Exhibit 99.1

              TIME WARNER ENTERTAINMENT COMPANY, L.P.
                   SUPPLEMENTARY INFORMATION
      SUMMARIZED FINANCIAL INFORMATION OF PARAGON COMMUNICATIONS
                         (Unaudited)


     TWE has an indirect 50% ownership interest in Paragon Communications ("Paragon"), a cable system joint venture accounted for on the equity basis.
A summary of financial information of Paragon (100% basis) is set forth below:

PARAGON COMMUNICATIONS
                                                          Three Months
                                                          Ended March 31,
                                                       1994             1993
                                                            (millions)
Operating Statement Information
Revenues                                               $ 86             $ 84
Operating income                                         21               20
Net income                                               16               14


                                                   March 31,      December 31,
                                                      1994           1993
                                                          (millions)

Balance Sheet Information
Property, plant and equipment                          $386             $385
Cable television franchises                             213              216
Total assets                                            622              627
Debt                                                    306              320
Total liabilities                                       368              390